For the fiscal year ended 9/30/00.
File number:  811-06677


SUB-ITEM 77D
Policies With Respect to Security Investment


PRUDENTIAL INDEX SERIES FUND
Prudential Bond Market Index Fund
Prudential Europe Index Fund
Prudential Pacific Index Fund
Prudential Small-Cap Index Fund

Supplement Dated June 5, 2000

Prospectus Dated November 18, 1999
(as supplemented on December 17, 1999)

	The following supplements the information contained in the Prospectus under "How to Buy, Sell and Exchange Shares of the Funds ----How to
Buy Shares":

	Effective at the close of business today, shares of each Fund may no longer be purchased by any existing shareholder accounts except (1)
Retirement Programs, PruArray Association Benefit
Plans and PruArray Savings Programs that are currently shareholders, and successor or related programs and plans, and (2) shareholders who have elected to reinvest dividends and/or distributions.
On May 24, 2000, the Board of Trustees decided it was in the shareholders' best interests to liquidate each Fund as soon as practicable and no later than September 29, 2000. The Funds previously had suspended the sale of shares to new accounts on May 5, 2000. The current exchange privilege of obtaining shares of other Prudential
Mutual Funds and the current redemption rights remain in effect. At March 31, 2000, each Fund's assets and the ownership of shares of the Funds by the General Account of The Prudential Insurance
Company of America were:

					Assets		GA Ownership
Prudential Bond Market Index Fund 	$44.7 million		%
Prudential Europe Index Fund		$26.5 million		83%
Prudential Pacific Index Fund		$34.8 million		89%
Prudential Small-Cap Index Fund		$32.2 million		66%

The following supplements the information contained in the Prospectus under-"Fees and Expenses":

The Funds' Manager has agreed to waive its management fees effective May 25, 2000.

MF177C2